ADVISORY AGREEMENT

         THIS AGREEMENT is made as of December 15, 1994, by and between CRANBROOK FUNDS, a Massachusetts business trust (the "Fund"), and CRANBROOK CAPITAL MANAGEMENT, INC., a Michigan corporation (the "Adviser").

         WHEREAS, the Fund is an open-end, diversified management investment company, registered under the Investment Company Act of 1940 (the "1940 Act"), with two present series of shares each having its own investment objective, policies and limitations, known as the "Cranbrook Money Market Fund" and the "Cranbrook Treasury Fund" (collectively referred to hererin as the "Funds");

         WHEREAS, the Fund desires to retain the Adviser to render investment advisory and management services under the terms hereof; and

         WHEREAS, the Adviser has been organized to operate as an investment adviser and desires to provide investment advisory services to the Fund, and is registered as an Investment Adviser under the Investment Advisers Act of 1940, as amended;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         l. Employment of the Adviser. The Fund hereby employs the Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of the Funds in accordance with the investment objective and policies and limitations for each Fund, and to administer its affairs to the extent requested by and subject to the supervision of the Trustees of the Fund for the period and upon the terms herein set forth.
The investment of monies shall be subject to all applicable restrictions of the Declaration of Trust and Bylaws of the Fund as may from time to time be in force. The Fund and the Adviser agree that, with respect to any additional series of shares of the Fund created in the future, they may negotiate and execute a separate advisory contract or one which is supplementary and/or amendatory hereto.

         The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services for the Fund, and to assume the obligations herein set forth for the compensation herein provided. Subject to the supervision and direction of the Trustees, to the restrictions of the Declaration of Trust and Bylaws of the Fund, as amended from time to time, to the provisions of the 1940 Act and to the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus relating to the shares of the beneficial interest of each Fund under the Securities Act of 1933, as amended (the "Prospectus"), the services provided by the Adviser include, but are not be limited to: furnishing continuously an investment program and determining from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of each Fund shall be held in authorized securities or cash; making decisions for the Fund as to the manner in which voting rights, rights to consent to action and any other rights pertaining to the Fund's portfolio securities shall be exercised; implementing investment policies and strategies; taking, on behalf of each Fund, all actions which the Adviser deems necessary to implement the investment policies determined as provided above, and in particular placing all orders for the purchase or sale of portfolio securities for each Fund's account with brokers or dealers selected by it, and to that end, giving instructions to the Custodian of each Fund as to deliveries of securities and payments of cash for the account of each Fund; and calculating the net asset value of each Fund from time to time as directed by the Board of Trustees of the Fund. The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise
be deemed an agent of the Fund.    It is understood and agreed that the
Adviser, by separate agreements with the Fund, may also serve the Fund in other capacities.

         2. Compensation of the Adviser. For the services and facilities described in Section 1, the Fund will pay to the Adviser at the end of each calendar month, an investment advisory and management fee, computed daily and payable monthly, at an annual rate of 0.225% of the first $500,000,000 of average net assets of each Fund, and 0.20% of average net assets of each Fund in excess of $500,000,000. The fee as computed above shall based upon the relative net assets of each Fund and shall be based only upon the net assets of the Fund allocated to Funds for which this Agreement is then in effect. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others.

         3. Expenses Borne by Fund. In addition to the fee of the Adviser, the Fund shall assume and pay any expenses for services rendered by a Custodian or by the Transfer and Dividend Disbursing Agent for the safekeeping of the Fund's securities or other property, for keeping its books of account, and for any other charges of the Custodian or of the Transfer and Dividend Disbursing Agent. The Adviser shall not be required to pay and the Fund shall assume and pay the charges and expenses of the Fund's operations, including compensation of the Trustees, of the Administrator and Distributor, charges and expenses of independent auditors, of legal counsel, any registrar of the Fund, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Fund, cost of share certificates, if any, and of reports, membership dues in the Investment Company Institute or any similar organization, reports and notices to shareholders, other like miscellaneous expenses and all taxes, costs and fees payable to federal, state or other governmental agencies or others on account of the registration of securities issued by the Fund, filing of corporate documents or otherwise. The Fund shall not pay or incur any obligation for any expenses for which the Fund intends to seek reimbursement from the Adviser or adjustment of the Adviser's fee as herein provided without first obtaining the written approval of the Adviser.

         4. Expense Reimbursement. If expenses borne by the Fund for those Funds which the Adviser manages in any fiscal year (including the Adviser's fee) exceed any expense limitation imposed by applicable law, the Adviser will reduce its fee or reimburse the Fund for one-half of any such excess, the other half of such excess to be reimbursed by the Administrator and Distributor of the Fund. The expense limitation guarantee shall be allocated to each such Fund upon a fee reduction or reimbursement based upon the relative average daily net assets of each such Fund. If for any month the expenses of the Fund properly chargeable to the income account shall exceed the expense limitation on monthly basis, payment to the Adviser for that month shall be reduced and, if necessary, the Adviser shall make a refund payment to the Fund so the total net expense will not exceed such limitation, taking into account the related refund to be made to the Fund by the Administrator and Distributor. As of the end of the Fund's fiscal year, however, the foregoing computations and payments shall be readjusted so that the aggregate compensation payable to the Adviser and to the Administrator and Distributor for the year is equal to the percentages set forth in
Section 2 hereof and in the Administration and Distribution Agreement with respect to the average net asset values as determined as described herein and therein throughout the fiscal year, diminished to the extent necessary so that the total of the aforementioned expense items shall not exceed the expense limitation. The aggregate of repayments, if any, by the Adviser and by the Administrator and Distributor to the Fund for the year shall be the amount necessary to limit the said net expense as required.

         5.      Allocation of Brokerage; Calculation of Net Asset Value.
(a) The Adviser shall place all orders for the purchase or sale of portfolio securities for the accounts of the Funds with brokers or dealers selected by the Adviser, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the Custodians of each Fund as to deliveries of securities and payment of cash for the account of the Funds. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Funds and (when a disclosed commission is being charged) at reasonably competitive commission rates. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser and the Adviser is expressly authorized to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. Subject to the requirement set forth in the second sentence of this paragraph, the Adviser is authorized to consider, as a factor in the selection of any broker or dealer with whom purchase or sale orders may be placed, the fact that such broker or dealer has sold or is selling shares of the Funds, or any other series of the Fund, or of other investment companies sponsored by the Adviser or its affiliates.

         (b) The net asset value for each class of the Fund's shares shall be calculated as of 5:00 p.m., Detroit time, on each day that the New York Stock Exchange is open for business, and as of such other time or times as the Trustees may determine in accordance with the provisions of the 1940 Act and the policies and procedures established from time to time by the Board of Trustees of the Fund. On each day when net asset value is not calculated, the net asset value of a share of any class of the Fund's shares shall be deemed to be the net asset value of such a share as of the last day on which such calculation was made for the purpose of the foregoing computations.

         6. Permissible Investments. Subject to applicable statutes and regulations, it is understood that Trustees, officers or agents of the Fund are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Fund otherwise than as a director, officer or agent.

         7. Limitation on Adviser Liability. The Adviser shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

         8. Term; Termination. This Agreement shall become effective with respect to each Fund on the date hereof and shall remain in full force until December 15, 1996, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each Fund, but only as long as such continuance is specifically approved for each Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund, the Adviser may continue to serve in such capacity for such Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

         This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without cause and without the payment of any penalty by the Fund or by the Adviser on sixty (60) days written notice to the other party. The Fund may effect termination with respect to any Fund by action of the Trustees or by vote of a majority of the outstanding voting securities of such Fund.

         The terms "assignment" and "vote of a majority of the outstanding voting securities" have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

         Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation described in Section 2 earned prior to the effective date of such termination.

         9. Severability. If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

         10. Notices. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

         11. Limitation of Fund Liability. The Declaration of Trust establishing Cranbrook Funds, dated November 30, 1994, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Cranbrook Funds" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Cranbrook Funds, shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Cranbrook Funds, but the Fund Estate only shall be liable.

         12. Defined Terms. Terms not defined herein shall have the same meanings as such terms are used in the currently effective prospectus with respect to shares of the Fund.

         IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year first above written.

                                          CRANBROOK FUNDS

                                          By: /S/ CONRAD KOSKI
                                          Its: PRESIDENT



                                          CRANBROOK CAPITAL MANAGEMENT, INC.

                                          By: /S/ JAMES T. FORAN
                                          Its: PRESIDENT